EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR of Lightwave Logic, Inc. of our report dated March 20, 2026, relating to the financial statements of Lightwave Logic, Inc. as of and for the year ended December 31, 2025. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

May 8, 2026